NorAm Energy Corp.
                                                             Houston, TX
                                                             November 26, 1996

TO:               Participants:     NorAm Employee Savings and Investment Plan
                                    Minnegasco Employee Retirement Savings Plan

FROM:             Employee Benefits Administrative Committee

SUBJECT:          Proxy Vote:  Stockholders Meeting - December 17, 1996


You should have recently received materials regarding a special meeting of stockholders of NorAm Energy Corp. that is scheduled for 10 A.M. on Tuesday, December 17, 1996. A Proxy card was included with the meeting notice for your use in directing American Express, trustee of the NorAm Employee Savings and Investment Plan and the Minnegasco Employee Retirement Savings Plan, how to vote your shares of NorAm Energy Corp. stock attributable to your Plan participation. If you have not received the meeting materials, call First Chicago at 1-800-316-6726.

Proxy Voting Procedures

     o American Express will vote the shares attributable to your account as of October 18, 1996 in accordance with your instructions.
     o Return your proxy card to First Chicago, who will tabulate the votes. Please use the envelope which was provided with the proxy card. In order for your vote to be counted, First Chicago must receive your card by December 12 and therefore suggests that you mail it no later than December 5 to ensure that it is received on time.
     o On or about December 13, First Chicago will forward the elections of Plan participants to American Express so that it can officially vote the elections of the 401(k) Plan participants. American Express will vote any shares of NorAm stock for which it has not received instructions in the same proportion as the shares for which voting instructions have been received.

Your voting instructions to First Chicago and American Express will be kept confidential. NorAm Energy Corp., Houston Industries Incorporated, and their affiliates will not be advised as to how individual Plan participants have voted.

Your vote is important! Please return your proxy card prior to the deadline.



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Tax Consequences of the Merger to the 401(k) Savings Plan

If the merger is approved, NorAm stockholders will receive cash, Houston Industries Incorporated stock, or a combination of cash and Houston Industries stock, in exchange for their NorAm stock. There will be no immediate tax consequences as a result of this activity in the 401(k) Plan. You may wish however to consult a tax advisor for more information on whether this conversion may affect you when you decide to receive a final distribution from the Plan.

Additional Information to Follow

In the coming weeks, Plan participants with investments in the NorAm Common Stock Fund will be able to state whether they prefer to receive all cash, all HI common stock, or a combination of both in exchange for their NorAm stock. Also participants will be informed when the NorAm Common Stock Fund will be temporarily "frozen" (meaning that no transactions, such as investments and distributions, will be permitted for a very limited period of time) to effect this exchange.

We hope you will find this additional information useful.